Exhibit 10.6

50 Tice Boulevard Suite A26 Woodcliff Lake, NJ 07677 (201) 645-4765 (tel)

June 25, 2020

Joseph Lucchese

Subject: Lucchese Employment Offer

Dear Joe,

On behalf of PaxMedica, Inc. (“PaxMedica” or the “Company”), I am pleased to extend to you an offer of employment for the role of Chief Financial Officer. This position will be located at PaxMedica’s current headquarters at 50 Tice Boulevard, Suite A26, Woodcliff Lake, NJ 07677. You will report to me. Your start date will be mutually determined, but I anticipate it to be on or around July 1, 2020. I am excited about the possibility of you joining the team and your helping to build our high value neurodevelopmental biopharma company.

The terms of your employment offer are outlined below:

•	Part-time employment, up to 20 hours per week, as required.

•	Initial monthly base pay of $8,333.33, which, when annualized, is equivalent to $100,000 per year.

•	Participation (pro-rated for 2020) in a Performance Bonus Plan with a target of 50% of your base salary, based on company and individual achievement. Your bonus will be based on your performance meeting mutually established individual goals and objectives to support the growth strategy of the Company as well as the Company’s overall performance. Upon early termination of your employment without cause, the maximum accrued but unpaid bonus (through the date of termination) will be paid out promptly.

•	Your agreement not to compete with the Company in any capacity on any product candidate or product in the field of neurodevelopment, so long as you are employed by the Company.

This offer of employment pursuant to the above terms shall remain in effect for two years from your start date, with automatic one-year renewals, unless terminated sooner either by you or the Company.

Confidential

If you understand and accept these terms, please sign and return one copy of this offer letter to me.

I would love to have you join the PaxMedica team and be a part of building a great company. Should you have any questions regarding this offer, please feel free to contact me at: .

Sincerely,

/s/ Howard Weisman
Howard Weisman
Chief Executive Officer
PaxMedica, Inc.

Agreed to and Accepted by:

/s/ Joseph Lucchese	June 25, 2020
Joseph Lucchese	Date

Confidential

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